Fund Name
Issuer
Date of
Purchase
Aggregate
principal
amount of
purchase
Aggregate
principal
amount of
offering
Purchase
price (net of
fees and
expenses)
Date offering
commenced
Price paid by
each
purchaser of
these
securities in
this or any
concurrent
offering
Underwriter
from whom
purchased
Name of Affiliated Underwriter
(as defined in the Rule 10f-3
procedures) managing or
participating in syndicate (attach
list of all members of syndicate)
Commission,
spread or
profit

































Nomura High
Yield Fund
(Fund 5540)
Petsmart Inc
5/25/2017
$10,000,000
$1,350,000,000
100.00
5/25/2017
100.00
CITI
Nomura Securities International
2.25